Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 10, 2023 by and between GLD Sponsor Member, LLC, a Delaware limited liability company, GLD Partners, LP, a Delaware limited partnership and Daniel L. Gordon (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stocks, $0.0001 par value per share of common stock, of Sagaliam Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated May 10, 2023, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: May 10, 2023	GLD SPONSOR MEMBER, LLC

/s/ Daniel Gordon
Daniel L. Gordon
Managing Member

Dated: May 10, 2023	GLD PARTNERS, LP

	By:	GLD Management, Inc., its General Partner
/s/ Daniel Gordon
Daniel L. Gordon
President, GLD Management, Inc.

Dated: May 10, 2023	/s/ Daniel Gordon
Daniel L. Gordon